                                                                    EXHIBIT 10.1

                      FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of February 24, 1998, by and between SEATTLE FILMWORKS, INC., a Washington corporation, OPTICOLOR, INC., a Washington corporation, and SEATTLE FILMWORKS MANUFACTURING COMPANY, a Washington corporation (collectively, "Borrowers," and each individually, a "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                 RECITALS
                                 --------

     WHEREAS, Borrowers are currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrowers and Bank dated as of March 1, 1997, as amended from time to time ("Credit Agreement").

     WHEREAS, Bank and Borrowers have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

     1. Section 1.1.(a) is hereby amended by deleting "March 31, 1998" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "March 31, 1999," with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

     2. Section 1.1.(d) is hereby deleted in its entirety, and the following substituted therefor:

               "(d) Conversion of Line of Credit. Subject to the terms and conditions hereof, the principal balance of the Line of Credit outstanding on March 31, 1999, which is not in excess of $3,000,000.00, shall automatically be converted to a term loan (the "Converted Term Loan"). Any amount of principal balance in excess of $3,000,000.00 shall be due and payable on such date in accordance with the terms of the Line of Credit Note. The obligation of Borrowers to repay the Converted Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit B attached hereto ("Converted Term Loan Note"), all terms of which are incorporated herein by this reference. Principal and interest on the Converted Term Loan shall be repaid in accordance with the provisions of the Converted Term Loan Note. Borrowers may prepay principal on the Converted Term Loan solely in accordance with the provisions of the Converted Term Loan Note."

     Exhibit B attached hereto shall replace Exhibit B to the Credit Agreement and be deemed the Converted Term Loan Note defined in and made pursuant to the Credit Agreement.

     The parties acknowledge and agree that no conversion of the Line of Credit balance has occurred under Section 1.1(d).

     3. Sections 4.8.(b) and (c) are hereby deleted in their entireties, and the following substituted therefor:

               "(b) Net Worth measured quarterly at the end of each fiscal quarter, not less than $30,000,000.00, with "Net Worth" defined as total stockholders' equity.

                (c) Total Liabilities divided by Net Worth not greater than 1.5 to 1.0, measured quarterly at the end of each fiscal quarter, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities, and with "Net Worth" as defined above."

     4. Section 5.2(b) is hereby deleted in its entirety, and the following substituted therefor:

               "CAPITAL EXPENDITURES. Make any additional investment in fixed or capital assets in any fiscal year, which, when combined with (a) all other investments in fixed or capital assets made by Borrowers in such fiscal year as of the date such proposed additional investment, and
          (b) the Aggregate Consideration (as such term is defined in Section
          5.4 hereof) paid by Borrowers in Permitted Acquisitions (as such term is defined in Section 5.4) in such fiscal year as of such date, exceeds the greater of (i) $7,000,000.00, less outstanding bank debt, or (ii) Borrowers' consolidated cash and marketable securities, less outstanding bank debt, in either case as reported by Parent Company in its most recent report filed with the SEC on Form 10-Q or 10-K. Notwithstanding the foregoing, no additional investment in fixed or capital assets shall be made if Parent Company is then delinquent in filing its annual or quarterly report on Form 10-Q or Form 10-K with the SEC."

     5. Borrowers shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to $7,500.00, which fee shall be due and payable in full upon the execution of this Amendment.

     6. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

     7. Borrowers hereby remake all representations and warranties contained in the Credit Agreement and reaffirm all covenants set forth therein. Borrowers further certify that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

     8. References in the Credit Agreement to Seattle Filmworks Manufacturing Company, Inc. are hereby deemed to read "Seattle Filmworks Manufacturing Company."

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                WELLS FARGO BANK,
SEATTLE FILMWORKS, INC.           NATIONAL ASSOCIATION


By: /s/ Case H. Kuehn         By: /s/ Donald Ralston
                                     Donald Ralston
Title: Vice President                Vice President


OPTICOLOR, INC.

By: /s/ Case H. Kuehn

Title: Vice President


SEATTLE FILMWORKS MANUFACTURING COMPANY

By: /s/ Case H. Kuehn

Title: Vice President

                                  "EXHIBIT A"
                         REVOLVING LINE OF CREDIT NOTE

$6,000,000.00                                                Seattle, Washington
                                                               February 24, 1998

     FOR VALUE RECEIVED, the undersigned SEATTLE FILMWORKS, INC., OPTICOLOR, INC., and SEATTLE FILMWORKS MANUFACTURING COMPANY (collectively, "Borrowers," individually a "Borrower"), promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Puget Sound RCBO, 999 Third Avenue, 11th Floor, Seattle, Washington, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Million Dollars ($6,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

     As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

     (a) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Washington are authorized or required by law to close.

     (b) "Fixed Rate Term" means a period commencing on a Business Day and continuing for one (1), two (2) or three (3) months, as designated by any Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

     (c) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

     LIBOR =            Base LIBOR
             -------------------------------
             100% - LIBOR Reserve Percentage

     (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Each Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

     (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

     (d) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

     (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 365-day year, actual days elapsed) either
(i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be three quarters of a percent (.75%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

     (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by any Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by any Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, any Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by any Borrower. At such time as any Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, the applicable Borrower shall give Bank notice specifying: (i) the interest rate option selected by the Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone so long as, with respect to each LIBOR selection, (A) Bank receives written confirmation from not later than three (3) Business Days after such telephone notice is given, and (B) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to the applicable Borrower at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If the applicable Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by the applicable Borrower shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if the applicable Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, the applicable Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

     (c)  Additional LIBOR Provisions.

     (i) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then Bank shall promptly give notice thereof to the applicable Borrower. If such notice is given and until such notice has been withdrawn by Bank, then (A) no new LIBOR option may be selected by any Borrower, and (B) any portion of the outstanding principal balance hereof which bears interest determined in relation to LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

     (ii) If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank
(A) to make LIBOR options available hereunder, or (B) to maintain interest rates based on

LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be canceled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrowers shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrowers hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrowers.

     (iii) If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

     (A) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

     (B) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

     (C)  impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrowers shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrowers hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrowers.

     (d) Payment of Interest. Interest accrued on this Note on any portion of the outstanding principal balance of this Note that bears interest determined in relation to the Prime Rate shall be payable on the last day of each month, commencing March 31, 1998, and at the earliest of (i) repayment of the applicable borrowing, or (ii) the conversion of the borrowing to a LIBOR borrowing hereunder. Interest accrued on this Note on any portion of the outstanding principal balance of this Note that bears interest determined in relation to LIBOR shall be payable on the last day of the relevant Fixed Rate Term. Notwithstanding anything contained herein to the contrary, all accrued and unpaid interest under this Note shall be fully due and payable on the maturity date of this Note.

     (e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

     (a) Borrowing and Repayment. Borrowers may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on March 31, 1999.

     (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of
(i) Gary R. Christophersen or Case H. Kuehn or Loran Cashmore Bond, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any account of any Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

     (c) Application of payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

     (a) Prime Rate. Borrowers may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

     (b) LIBOR. Borrowers may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrowers, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrowers shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

     (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

    (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

   (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrowers fail to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4%) above the Prime Rate in effect from time to time (computed on the basis of a 365-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

     This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrowers and Bank dated as of March 1, 1997, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

     (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

     (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several, as further provided in the Credit Agreement.

     (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

SEATTLE FILMWORKS, INC.

By: /s/ Case H. Kuehn

Title: Vice President


OPTICOLOR, INC.

By: /s/ Case H. Kuehn

Title: Vice President


SEATTLE FILMWORKS MANUFACTURING COMPANY

By: /s/ Case H. Kuehn

Title: /s/ Vice President